Exhibit 23(d)


                      CONSENT OF OSTROWSKI & COMPANY. INC.


          We hereby consent to the use of our firm's name in the Form S-4 Registration Statement of HUBCO, Inc. ("HUBCO") and amendments thereto relating to the registration of shares of HUBCO's common stock and preferred stock to be issued in connection with the proposed acquisition of Westport Bancorp, Inc. ("Westport"). We also consent to the inclusion of our opinion letter dated June 20, 1996 as an Appendix to the Proxy Statement/Prospectus included as part of the Form S-4 Registration Statement, and to the references to our opinion included in the Proxy Statement/Prospectus.


Date:  August 22, 1996                     Ostrowski & Company, Inc.



                                           By: PETER J. OSTROWSKI
                                               ---------------------------
                                               Peter J. Ostrowski
                                               Managing Director